                                  UNITED STATES
                        SECURTIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
              THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Filed by a Party other than the Registrant |X|

Check the appropriate box:

         |_| Preliminary Proxy Statement

         |_| Confidential, for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))

         |_| Definitive Proxy Statement

         |_| Definitive Additional Materials

         |X| Soliciting Material Under Rule 14a-12

                                  LUBY'S, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
                                   PARCHE, LLC
                              RCG ENTERPRISE, LTD
                           RCG STARBOARD ADVISORS, LLC
                          RAMIUS CAPITAL GROUP, L.L.C.
                                C4S & CO., L.L.C.
                                 PETER A. COHEN
                                 MORGAN B. STARK
                               JEFFREY M. SOLOMON
                                THOMAS W. STRAUSS
                                 STEPHEN FARRAR
                                 WILLIAM J. FOX
                                 BRION G. GRUBE
                                MATTHEW Q. PANNEK
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   (Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)

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        PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN
        THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
        CURRENTLY VALID OMB CONTROL NUMBER.

        Starboard  Value and  Opportunity  Master  Fund Ltd.  ("Starboard"),  an
affiliate of Ramius Capital Group, L.L.C. ("Ramius Capital"),  together with the other participants  named herein,  intends to make a preliminary filing with the
Securities  and  Exchange  Commission  ("SEC")  of  a  proxy  statement  and  an accompanying  proxy card to be used to  solicit  votes for the  election  of its nominees at the 2008 annual meeting of shareholders of Luby's,  Inc., a Delaware corporation (the "Company").

        Item 1: On November 5, 2007, RCG Starboard  Advisors,  LLC, a subsidiary of Ramius  Capital  and  affiliate  of  Starboard,  issued the  following  press release:

FOR IMMEDIATE RELEASE

           RAMIUS CAPITAL SENDS OPEN LETTER TO SHAREHOLDERS OF LUBY'S

         BELIEVES BOARD CONTINUES TO FAVOR MANAGEMENT OVER SHAREHOLDERS

   RAMIUS' INDEPENDENT NOMINEES ARE COMMITTED TO CREATING A STRONGER AND MORE
                          EFFECTIVELY GOVERNED COMPANY

NEW YORK - NOVEMBER  5, 2007 - RCG  Starboard  Advisors,  LLC, a  subsidiary  of
Ramius Capital Group,  L.L.C.  and affiliate of Starboard  Value and Opportunity
Master  Fund  Ltd.  (collectively,  "Ramius"),  today  issued  a  letter  to all shareholders of Luby's,  Inc.  ("Luby's" or the "Company")  (NYSE: LUB) in which
Ramius urged all shareholders to vote for its four independent director nominees at the upcoming 2008 Annual  Meeting of  Shareholders,  which has been scheduled for January 15, 2008.

In the  letter,  Ramius  questioned  whether  the  Company's  current  Board  of
Directors has been acting in the best interest of all shareholders. These doubts are  highlighted  by its recent  decision to increase  the  exemption  under the poison pill granted to Chris and Harris Pappas allowing them to further increase their  effective  control of the Company  without paying  shareholders a control premium.  Additionally, in five out of the past six shareholder votes, the Board
has  chosen  to  follow  management's   recommendation,   thereby  ignoring  the
affirmative vote of shareholders on the proposal to declassify the Board.

Ramius  Partner  Jeffrey C. Smith  stated,  "While we are pleased that Chris and
Harris Pappas have renewed their  commitments  to run Luby's through August 2009 and share their belief that Luby's shares represent an attractive  value, we are concerned that the current Board is putting the interests of the Pappas brothers ahead of those of the other shareholders. Luby's is a public company that should be run for the benefit of all shareholders  and,  unfortunately,  we believe the current Board is instead representing the best interests of management."

"Our  four  independent   nominees  are  highly  qualified  and  possess  unique
restaurant  industry  and  financial  experience.  If elected,  our  independent nominees will work  diligently  with the Board and  management to maximize value for all shareholders."

Ramius also announced that it intends to file its  preliminary  proxy  materials regarding the upcoming  election  with the  Securities  and Exchange  Commission shortly.

The full text of the letter follows:

                       [RCG STARBOARD ADVISORS LETTERHEAD]

November 5, 2007

Dear Fellow Luby's Shareholder:

RCG Starboard  Advisors,  LLC, a subsidiary  of Ramius  Capital  Group,  L.L.C., through its affiliates,  including  Starboard Value and Opportunity  Master Fund
Ltd.,  is the largest  independent  investor in Luby's,  Inc.  ("Luby's"  or the
"Company").  We are concerned that the current Board of Directors of the Company
(the "Board") is not representing the best interests of ALL Luby's shareholders.
As a result, we have nominated four independent and highly qualified individuals for election to Luby's ten-member Board at the January 15, 2008 Annual Meeting.

     This election contest is about ensuring that the Board is comprised of members who will represent the BEST INTERESTS OF ALL SHAREHOLDERS.

    LUBY'S IS A PUBLIC COMPANY--THE BOARD HAS AN OBLIGATION TO REPRESENT THE
                       BEST INTERESTS OF ALL SHAREHOLDERS.

Please  do not get  confused--this  election  contest  is not  about  day-to-day operations of the business.

   o  We are  pleased  to see  that  Chris  and  Harris  Pappas  extended  their employment commitments through at least 2009.

   o  We share the Pappas' belief in Luby's future growth prospects and we agree that Luby's  shares  represent an attractive  value and a good  investment opportunity.

WE ARE  CONCERNED,  HOWEVER,  THAT THE  CURRENT  BOARD IS NOT ACTING IN THE BEST
INTEREST OF ALL LUBY'S  SHAREHOLDERS.  THE BOARD  APPEARS TO BE PUTTING THE BEST
INTERESTS OF THE PAPPAS BROTHERS AHEAD OF THOSE OF THE OTHER SHAREHOLDERS.

   o  Chris and Harris  Pappas  already had a  preferential  exemption  from the
      Luby's "poison pill" allowing them to own up to 28% of the Company instead of the 15% allowed for each other shareholder.

   o  The Board unilaterally  increased the ownership threshold recently for the
      Pappas brothers by an additional 5% to 33%.

   o  The primary purpose of a "poison pill" is to require a potential  acquirer to negotiate an appropriate  control premium with a company's board before allowing such an acquirer to gain control.

   o  Shareholders  receive no  conceivable  benefit from the Board allowing the
      Pappas brothers to further increase their effective control of the Company without paying shareholders a control premium.

To us, this Board action  demonstrates  the Pappas'  unchecked  control over the
Company and the need for truly independent directors.

    WE QUESTION WHETHER THE CURRENT BOARD UNDERSTANDS THAT IT REPRESENTS THE
                     SHAREHOLDERS AND NOT SENIOR MANAGEMENT.

For six out of the past seven years,  Luby's  proxy has  included a  non-binding shareholder proposal to declassify the Board. Each year, management  recommended against the proposal.  For five out of those six years the shareholders voted in favor of  declassifying  the Board. In each instance,  the BOARD CHOSE TO IGNORE
THE SHAREHOLDERS' CHOICE and followed management's recommendation instead.

                  SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD

--------------------------------------------------------------------------------
  Year of                                Management
  Meeting        For        Against    Recommendation  Vote Result  Board Action
--------------------------------------------------------------------------------
   2001       8,810,394    6,079,591       Against         For        Against
--------------------------------------------------------------------------------
   2003       9,120,320    5,951,719       Against         For        Against
--------------------------------------------------------------------------------
   2004       6,763,369    5,207,909       Against         For        Against
--------------------------------------------------------------------------------
   2005       7,905,841    5,582,255       Against         For        Against
--------------------------------------------------------------------------------
   2006       7,896,596    5,421,817       Against         For        Against
--------------------------------------------------------------------------------
   2007       7,422,649    9,324,726       Against       Against      Against
--------------------------------------------------------------------------------

            THE BOARD OF DIRECTORS HAS A FIDUCIARY RESPONSIBILITY TO
               REPRESENT THE BEST INTERESTS OF ALL SHAREHOLDERS.

            WE BELIEVE THE CURRENT BOARD HAS PROVEN IT REPRESENTS THE
                         BEST INTERESTS OF MANAGEMENT.

WE ARE ASKING YOU TO SUPPORT OUR TRULY  INDEPENDENT  NOMINEES WHO, AS A MINORITY
OF THE BOARD,  WOULD WORK WITH THE OTHER  DIRECTORS  TOWARDS A STRONGER AND MORE
EFFECTIVELY  GOVERNED  COMPANY  AND TO  ENSURE  THAT THE BEST  INTERESTS  OF ALL
SHAREHOLDERS ARE REPRESENTED.

         OUR INDEPENDENT NOMINEES HAVE EXTENSIVE INDUSTRY EXPERIENCE AND
                    WILL WORK TO IMPROVE SHAREHOLDER VALUE.

Our nominees,  are not only independent,  but also have extensive restaurant and finance experience.  If elected,  they will work diligently with the other Board members and  management  to aid in the  execution of the growth  strategy  while exploring any and all alternatives to enhance shareholder value.

We believe our nominees, with their industry experience and financial acumen and their views on building shareholder value, are the right choice to represent our collective interests as shareholders of Luby's.

If elected,  our  nominees  will  represent a minority of the Board.  We are not seeking control of Luby's or to overhaul Luby's strategic focus or plan.

          WE ARE ASKING FOR YOUR SUPPORT TO ELECT INDEPENDENT DIRECTORS
           WHO WILL REPRESENT YOUR BEST INTERESTS ON THE LUBY'S BOARD

We view Luby's as a good company with a solid record and excellent prospects. We also believe,  however,  that it is run by a BOARD WITH CONFLICTS OF INTEREST--A
BOARD THAT ANSWERS TO MANAGEMENT AT THE EXPENSE OF THE SHAREHOLDERS.

We will be  providing  you with  further  information  and our GOLD  proxy  card shortly.  We will offer you the  opportunity  to elect to the  Luby's  boardroom truly independent shareholder representatives committed to building the value of your investment. In the meantime, we urge you not to return any WHITE proxy card
Luby's management sends you.

Thank you for your time and attention.

/s/ Jeffrey C. Smith
Partner, Ramius Capital Group, L.L.C.

ABOUT RAMIUS CAPITAL GROUP, L.L.C.

Ramius Capital Group is a registered  investment  advisor that manages assets of approximately  $9.6 billion in a variety of alternative  investment  strategies.
Ramius  Capital  Group is  headquartered  in New York with  offices  located  in
London, Tokyo, Hong Kong, Munich, and Vienna.

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital
Group,  L.L.C.  ("Ramius  Capital"),  together with the other participants named herein,  intends to make a preliminary  filing with the  Securities and Exchange
Commission  ("SEC") of a proxy statement and an accompanying  GOLD proxy card to be used to solicit  votes for the  election  of its  nominees at the 2008 annual meeting of shareholders of Luby's, Inc., a Delaware corporation (the "Company").

RAMIUS  CAPITAL  ADVISES  ALL  SHAREHOLDERS  OF THE  COMPANY  TO READ THE  PROXY
STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME  AVAILABLE  BECAUSE THEY WILL
CONTAIN  IMPORTANT  INFORMATION.  SUCH PROXY  MATERIALS  WILL BE AVAILABLE AT NO
CHARGE  ON  THE  SEC'S  WEB  SITE  AT   HTTP://WWW.SEC.GOV.   IN  ADDITION,  THE
PARTICIPANTS  IN THE  PROXY  SOLICITATION  WILL  PROVIDE  COPIES  OF  THE  PROXY
STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO
THE PARTICIPANTS' PROXY SOLICITOR,  INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE
NUMBER: (877) 800-5185.

The  participants in the proxy  solicitation are Starboard Value and Opportunity
Master Fund Ltd., a Cayman Islands exempted company ("Starboard"),  Parche, LLC, a Delaware limited liability company ("Parche"),  RCG Enterprise,  Ltd, a Cayman
Islands  exempted company ("RCG  Enterprise"),  RCG Starboard  Advisors,  LLC, a
Delaware  limited  liability  company ("RCG  Starboard"),  Ramius Capital Group,
L.L.C., a Delaware limited  liability  company  ("Ramius  Capital"),  C4S & Co.,
L.L.C., a Delaware limited liability company ("C4S"),  Peter A. Cohen, Morgan B.
Stark, Thomas W. Strauss, Jeffrey M. Solomon, Stephen Farrar, Matthew Q. Pannek,
William J. Fox and Brion G. Grube (the "Participants").

Starboard  beneficially  owns  1,566,180  Shares  and Parche  beneficially  owns
298,320 Shares. As of the date hereof,  RCG Enterprise (as the sole non-managing member of Parche and owner of all  economic  interests  therein) is deemed to be the  beneficial  owner of the  298,320  Shares  owned by Parche.  As of the date hereof,  RCG Starboard  Advisors (as the investment manager of Starboard and the managing member of Parche) is deemed to be the beneficial owner of the 1,566,180
Shares owned by Starboard and the 298,320 Shares owned by Parche. As of the date hereof,  each of Ramius Capital (as the sole member of RCG Starboard  Advisors),
C4S (as the managing  member of Ramius  Capital) and Mr. Cohen,  Mr. Stark,  Mr.
Strauss  and Mr.  Solomon (as the  managing  members of C4S) is deemed to be the beneficial  owner of the  1,566,180  Shares owned by  Starboard  and the 298,320
Shares owned by Parche.  Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon share voting and  dispositive  power with respect to the Shares owned by Starboard and
Parche by virtue of their  shared  authority to vote and dispose of such Shares.
Messrs.  Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such
Shares except to the extent of their  pecuniary  interest  therein.  Each of the
Ramius  Nominees,  as  a  member  of a  "group"  for  the  purposes  of  Section
13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to be a beneficial owner of the 1,566,180 Shares owned by Starboard and the 298,320
Shares  owned  by  Parche.  Each of the  Ramius  Nominees  disclaims  beneficial ownership of Shares that he does not directly own.

Starboard  beneficially  owns  1,566,180  shares of Common Stock of the Company.
Parche  beneficially owns 298,320 shares of Common Stock of the Company.  As the sole non-managing  member of Parche and owner of all economic interests therein,
RCG Enterprise is deemed to beneficially  own the 298,320 shares of Common Stock of the Company owned by Parche.  As the investment  manager of Starboard and the managing  member of Parche,  RCG  Starboard  is deemed to  beneficially  own the
1,566,180  shares of Common  Stock of the  Company  owned by  Starboard  and the
298,320  shares of Common  Stock of the  Company  owned by  Parche.  As the sole member of RCG  Starboard,  Ramius  Capital  is deemed  to  beneficially  own the
1,566,180  shares of Common  Stock of the  Company  owned by  Starboard  and the
298,320  shares of Common Stock of the Company owned by Parche.  As the managing member of Ramius Capital, C4S is deemed to beneficially own the 1,566,180 shares of Common  Stock of the Company  owned by  Starboard  and the 298,320  shares of
Common Stock of the Company owned by Parche.

As the managing  members of C4S, each of Mr. Cohen,  Mr. Stark,  Mr. Strauss and
Mr. Solomon is deemed to beneficially  own the 1,566,180  shares of Common Stock of the Company owned by Starboard and the 298,320  shares of Common Stock of the
Company owned by Parche.

None of Mr.  Farrar,  Mr.  Pannek,  Mr. Fox and Mr.  Grube  directly  owns any shares of Common Stock of the Company.  Each of Mr. Farrar,  Mr.  Pannek,  Mr.
Fox  and  Mr.  Grube,  by  virtue  of his  status  as a  director  nominee  of
Starboard,  may be deemed to beneficially  own the 1,566,180  shares of Common
Stock of the  Company  owned by  Starboard  and the  298,320  shares of Common
Stock of the Company owned by Parche.  Each of Mr.  Farrar,  Mr.  Pannek,  Mr.
Fox and Mr. Grube disclaims beneficial ownership of such Shares.
                                      # # #

CONTACT:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renee Soto, 212-687-8080